EXHIBIT 99.1

NYSE ACCEPTS VERSO'S PLAN TO REGAIN COMPLIANCE WITH
MARKET CAPITALIZATION CONTINUED LISTING STANDARD

MEMPHIS, Tenn. (February 17, 2014) - Verso Paper Corp. (NYSE:VRS) announced today that the New York Stock Exchange has accepted Verso’s plan to regain compliance with the NYSE’s market capitalization continued listing standard. As previously disclosed, the NYSE notified Verso on December 16, 2013, that it had fallen below the NYSE’s continued listing standard requiring that Verso maintain an average market capitalization over a consecutive 30 trading-day period of at least $50 million or stockholders’ equity of at least $50 million. As permitted by the NYSE’s rules, Verso recently submitted to the NYSE a plan to regain compliance with the market capitalization standard. The NYSE accepted the compliance plan and notified Verso of such acceptance on February 14, 2014. With the NYSE’s acceptance of the plan, Verso has until February 21, 2015, in which to regain compliance. In the meantime, Verso’s common stock will continue to be traded on the NYSE, subject to ongoing monitoring by the NYSE and Verso’s compliance with all other applicable NYSE requirements. As of the close of trading on February 14, 2014, Verso’s average market capitalization over the prior 30 consecutive trading days was approximately $159 million.
About Verso Paper Corp.
Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Verso is headquartered in Memphis, Tennessee, and owns three paper mills located in Maine and Michigan. Verso's paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on its website at www.versopaper.com.
Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Contact
Verso Paper Corp.
Robert P. Mundy
Senior Vice President and Chief Financial Officer

901-369-4128
robert.mundy@versopaper.com
www.versopaper.com

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